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Mesa Energy Holdings, Inc. Provides Java Field Update

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, provides an update on its Java Field natural gas development prospect located in Wyoming County, New York.

“In the meantime, we are continuing to upgrade and enhance our existing wells and pipeline operations in the field. We will continue to provide updates as new information warrants.”

The Company has completed its initial round of testing and analysis of the Marcellus Shale on its property in the Java Field in Wyoming County, NY and the results to date are very promising.

The Reisdorf Unit #1 well in the northern portion of the Company’s Java Field was successfully re-completed, fracked and tested in the Marcellus Shale in May 2010 at a depth of approximately 1,380 feet. The frac was modest and highly focused due to current regulatory limitations. The shut-in pressure exceeded 900 psi (well above engineering estimates for this depth) and the estimated calculated open flow rate was 220 mcf per day. The well data also indicated at least two viable shale zones up-hole from the Marcellus as well as good potential in the Onondaga, a limestone just below the Marcellus.

The Ludwig #1 well in the southern portion of the Company’s Java Field was successfully re-completed and fracked in the Marcellus Shale in June 2010. A total of 36 feet of well bore was perforated and fracked between 1,892 feet and 1,994 feet. Although initial pressures and flow-back rates were higher than expected, the pipeline limitations discussed below have made it difficult to successfully complete the flow-back of the frac water and, accordingly, there is not yet enough data to accurately quantify the gas flow.

Over the last several months, difficult economic conditions in the construction trade in the northeast region have forced the local manufacturing plant that is the current buyer of gas production from our Java Field wells to shut down the plant for a significant portion of each month. During those periods, which vary from 10 to 15 days out of each month, the Company has to shut-in its wells in the Java Field. In addition to limiting the numbers of days per month that the Company can produce and sell gas, these curtailments have made it very difficult to complete the flow-back of frac water from the Ludwig #1 and to properly evaluate that well’s potential. The Company is currently evaluating gas sale and delivery options with two other nearby pipeline systems and expects to initiate a plan to divert the production to one of those pipelines very soon.

“We are convinced that there is great potential for development of the Marcellus Shale in western New York and expect to proceed with our development plans once the pipeline situation has been resolved,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “In the meantime, we are continuing to upgrade and enhance our existing wells and pipeline operations in the field. We will continue to provide updates as new information warrants.”

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:

Mesa Energy Holdings, Inc.
Ph: 972-490-9595
IR@mesaenergy.us